Exhibit 99.1

Cerecor Inc. Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2015

BALTIMORE—(BUSINESS WIRE)—March 23, 2016— Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced its financial results for the fourth quarter and year ended December 31, 2015.

“Cerecor made significant strides in the last year in advancing its drug candidates,” said Uli Hacksell, President and CEO of Cerecor. “We initiated a Phase 2 study of CERC-301 and bolstered our clinical pipeline with the acquisition of CERC-501, for which we initiated a Phase 2 study in early 2016. We also strengthened our cash position by raising $26 million in our initial public offering in October of last year.”

2015 and Recent Highlights

Research and Development:

CERC-301

•                  Initiated a Phase 2 efficacy trial for the adjunctive treatment of patients with major depressive disorder, or MDD, with a rapid onset of action, in September 2015.

CERC-501

•                  Acquired the rights to CERC-501 in February 2015 through an exclusive, worldwide license from Eli Lilly and Company.

•                  Initiated a Phase 2 proof of concept clinical trial in smoking cessation, enrolling the first patient in February 2016.

Business and Leadership:

•      Completed an initial public offering in October 2015, raising net proceeds of $23.6 million.

•      Appointed Uli Hacksell, Ph.D., as President and Chief Executive Officer in January 2016.

•      Appointed Ronald Marcus, M.D., as Chief Medical Officer and Head, Regulatory Affairs, and Mariam E. Morris, as Chief Financial Officer, during 2015.

•      Appointed Uli Hacksell as Chairman of the Board in May 2015 and added Thomas Aasen to the Board in January 2016.

Upcoming Milestones

Cerecor anticipates the following key milestones for 2016:

•      CERC-301: Phase 2 data in the second half of 2016.

•      CERC-501: Phase 2 data in the second half of 2016.

Fourth Quarter and Full Year 2015 Financial Results

Cerecor reported a net loss of $3.6 million, or $0.53 per common share, for the fourth quarter of 2015, compared to a net loss of $2.5 million, or $3.88 per common share, for the fourth quarter of 2014. For the year ended December 31, 2015, Cerecor reported a net loss of $10.5 million, or $4.71 per common share, compared to a net loss of $16.1 million, or $5.48 per common share, for 2014.

At December 31, 2015, Cerecor’s cash and cash equivalents totaled $21.2 million, compared to $11.7 million at December 31, 2014. This increase was primarily due to the net proceeds received from the initial public offering, which closed in October 2015, of $23.6 million, offset by cash used to fund the initiation of our research and development activities as well as our on-going operations.

Research and development (R&D) expenses decreased to $1.8 million for the fourth quarter of 2015, compared to $2.3 million for the fourth quarter of 2014. For the full year ended December 31, 2015, R&D expenses were $6.6 million, compared to $12.2 million for the full year ended December 31, 2014. The decrease year over year was driven by a Phase 2 clinical trial for CERC-301 that was completed in 2014. A second Phase 2 trial for CERC-301 was initiated later in 2015.

General and administrative (G&A) expenses increased to $1.9 million for the fourth quarter of 2015, compared to $1.6 million for the fourth quarter of 2014. This increase was driven by an increase in salaries, benefits and related costs offset by a decrease in legal, consulting and other professional expenses. For the full year ended December 31, 2015, G&A expenses were $4.4 million, compared to $4.9 million for the full year ended December 31, 2014. This decrease was driven by decreases in legal, consulting and other professional expenses and decreases in stock compensation expense, offset by increases in operating expenses and salaries as a result of becoming a public company in 2015.

About Cerecor

Cerecor is a biopharmaceutical company with the goal of becoming a leader in the development of innovative drugs that make a difference in the lives of patients with neurological and psychiatric diseases. We are committed to the development of drugs that improve lives by applying our extensive knowledge and experience in central nervous system disorders. Cerecor is currently pursuing the development of two clinical Phase 2-stage product candidates: CERC-301 and CERC-501.

CERC-301 is currently in Phase 2 development as an oral, adjunctive treatment of patients with MDD who are failing to achieve an adequate response to their current antidepressant treatment and are severely depressed. Cerecor received fast track designation by the United States Food and Drug Administration in November 2013 for CERC-301 for the treatment of MDD. CERC-301 belongs to a class of compounds known as antagonists, or inhibitors, of the N-methyl-D-aspartate, or NMDA, receptor, a receptor subtype of the glutamate neurotransmitter system that is responsible for controlling neurological adaptation. CERC-301 has the potential to produce a significant reduction in depression symptoms in a matter of days, as compared to weeks or months with conventional therapies, because it specifically blocks the NMDA receptor subunit 2B, or NR2B. This mechanism of action may provide rapid and significant antidepressant activity without the adverse side effect profile of non-selective NMDA receptor antagonists.

CERC-501 is currently in Phase 2 development for smoking cessation. CERC-501 is a potent and selective kappa opioid receptor, or KOR, antagonist. KORs are believed to play key roles in modulating stress, mood and addictive behaviors, which form the basis of co-occurring disorders. A Phase 2 proof of concept clinical trial in smoking cessation has been initiated. Ultimately, Cerecor intends to pursue development of CERC-501 for adjunctive treatment of MDD and for substance use disorders more broadly (e.g., nicotine, alcohol, and/or cocaine). Two external clinical trials are being conducted evaluating the use of CERC-501 in treating cocaine addiction and mood disorders. One study is being conducted under the auspices of the National Institute of Mental Health and the second study is being funded by a private foundation.

In addition to our two clinical Phase 2-stage product candidates, Cerecor is in preclinical development with CERC-406, a brain penetrant COMT inhibitor with potential procognitive activity. For more information about the Company and its products, please visit: www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cerecor Inc.

Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015 (a)	2014 (a)
Operating expenses:
Research and development	$1,751	$2,259	$6,587	$12,241
General and administrative	1,924	1,575	4,423	4,875
Loss from operations	(3,675)	(3,834)	(11,010)	(17,116)

Other income (expense):
Change in fair value of warrant liability, unit purchase option
liability and investor rights obligation	185	1,532	1,313	2,266
Interest income (expense), net	(158)	(221)	(793)	(1,206)
Total other income (expense)	27	1,311	520	1,060
Net loss	$(3,648)	$(2,523)	$(10,490)	$(16,056)
Net loss attributable to common stockholders	$(3,648)	$(2,523)	$(10,490)	$(3,521)
Net loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(3.88)	$(4.71)	$(5.48)
Weighted-average shares of common stock outstanding, basic and diluted	6,903,530	649,721	2,226,023	642,052

(a) The condensed statements of operations for the years ended December 31, 2015 and 2014 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Cerecor Inc.

Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2015 (a)	2014 (a)
Assets
Current assets:
Cash and cash equivalents	$21,162	$11,742
Prepaid expenses and other current assets	402	360
Restricted cash—current portion	59	59
Total current assets	21,623	12,161
Restricted cash, net of current portion	—	117
Property and equipment, net	35	39
Total assets	$21,658	$12,317

Liabilities and stockholders’ equity
Total liabilities	$8,574	$10,302
Convertible preferred stock	—	28,346
Stockholders’ equity (deficit)	13,084	(26,331)
Total liabilities and stockholders’ equity	$21,658	$12,317

(a) The condensed balance sheets as of December 31, 2015 and 2014 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Media Contact

MacDougall Biomedical Communications

Doug MacDougall or Joe Rayne – 781-235-3060

ir@cerecor.com